U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Wolf                            Dale                    B.
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   (Last)                            (First)              (Middle)

6705 Rockledge Drive, Suite 900
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                                    (Street)

Bethesda, MD 20817
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

Coventry Health Care, Inc. (CVH)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

December 31, 2001

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Executive Vice President, CFO and Treasurer
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          12/31/01        J           348 (1)        A                 2,142          I  by managed acct
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Common Stock Restricted                7/11/01        A        75,000 (2)        A      18.4500                   D
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Common Stock Restricted                 8/7/01        F         4,743 (3)        D      23.1500   75,000          D
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
*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Non-qualified Stock                                                             Common
Option (right to buy) 5.000                                          11/18/06   Stock    41,455          41,455      D
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Non-qualified Stock                                                             Common
Option (right to buy) 5.000                                           3/27/07   Stock    20,089          20,089      D
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Non-qualified Stock                                                             Common
Option (right to buy) 5.000                                           7/15/07   Stock    17,270          17,270      D
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Non-qualified Stock                                                             Common
Option (right to buy) 5.000                                           7/31/08   Stock    35,598          35,598      D
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Non-qualified Stock                                                             Common
Option (right to buy) 6.6880                                         12/20/09   Stock    90,000          90,000      D
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Non-qualified Stock                                                             Common
Option (right to buy) 7.1880                                          7/31/08   Stock    37,500          37,500      D
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Non-qualified Stock                                                             Common
Option (right to buy) 7.500                                          11/18/06   Stock    46,939          46,939      D
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Non-qualified Stock                                                             Common
Option (right to buy) 7.500                                           3/27/07   Stock    22,984          22,984      D
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Non-qualified Stock                                                             Common
Option (right to buy) 7.500                                           7/15/07   Stock    21,014          21,014      D
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Non-qualified Stock                                                             Common
Option (right to buy) 10.500                                           7/1/09   Stock   100,000         100,000      D
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
Explanation of Responses:

(1) Additional shares acquired in Coventry Health care, Inc.'s 401(k) Plan during 2001 (includes adjustments from prior year)
(2) Restricted Stock Grant vests in 3 increments over 3 years (25% first two years, 50% third year)
(3) Sale of stock to Coventry Health Care, Inc. to satisfy 2001 tax withholding on vesting of increment of Restricted Stock Grant of 7/31/98



Dale B. Wolf                                                    2/14/02
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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